EXHIBIT 10.1

AMENDMENT NO. 22

Dated as of October 22, 2021

to

RECEIVABLES PURCHASE AGREEMENT

Dated as of November 30, 2001

This AMENDMENT NO. 22 (this “Amendment”) dated as of October 22, 2021 is entered into among ENERGY SERVICES FUNDING CORPORATION, a Delaware corporation, as the seller (the “Seller”), UGI ENERGY SERVICES, LLC (as successor to UGI Energy Services, Inc.), a Pennsylvania limited liability company (“UGI”), as initial servicer (in such capacity, together with its successors and permitted assigns in such capacity, the “Servicer”), and PNC BANK, NATIONAL ASSOCIATION, a national banking association (“PNC”), as issuer (together with its successors and permitted assigns, the “Issuer”) and as administrator (in such capacity, together with its successors and assigns in such capacity, the “Administrator”).

RECITALS

WHEREAS, the parties hereto have entered into that certain Receivables Purchase Agreement, dated as of November 30, 2001 (as amended, supplemented or otherwise modified from time to time, the “Agreement”);

WHEREAS, the parties hereto wish to amend the Agreement as set forth herein; and

WHEREAS, concurrently herewith, the Seller, Servicer and PNC are entering into a Sixteenth Amended and Restated Fee Letter (the “Fee Letter”).

NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein and in the Agreement, the parties hereto agree as follows:

SECTION 1. Definitions. All capitalized terms used but not otherwise defined herein are used herein as defined in the Agreement.

SECTION 2. Amendments to the Agreement. The Agreement is hereby amended to incorporate the changes shown on the marked pages to the Agreement attached hereto as Exhibit A.

SECTION 3. Certain Representations, Warranties and Covenants. Each of the Seller, UGI and the Servicer, as to itself, hereby represents and warrants that:

(a) the representations and warranties of such Person contained in Exhibit III to the Agreement (as amended hereby) are true and correct as of the date hereof (unless stated to relate solely to an earlier date, in which case such representations and warranties were true and correct as of such earlier date);

(b) the execution and delivery by such Person of this Amendment, and the performance of its obligations under this Amendment and the Agreement (as amended hereby) are within its organizational powers and have been duly authorized by all necessary organizational action on its part, and this Amendment and the Agreement (as amended hereby) are its valid and legally binding obligations, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally; and

(c) no Termination Event or Unmatured Termination Event has occurred, is continuing, or would occur as a result of this Amendment.

SECTION 4. Effectiveness. This Amendment shall become effective as of the date hereof provided that the Administrator shall have received:

(a) counterparts to this Amendment executed by each of the parties hereto;

(b) counterparts to the Fee Letter duly executed by each of the parties thereto; and

(c) confirmation that the “Renewal Fee” (as defined in and owing under the Fee Letter) has been paid in full.

SECTION 5. References to Agreement. Upon the effectiveness of this Amendment, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to the Agreement as amended hereby, and each reference to the Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Agreement shall mean and be a reference to the Agreement as amended hereby.

SECTION 6. Effect on the Agreement. Except as specifically amended above, the Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

SECTION 7. No Waiver. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party under the Agreement or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein, except as specifically set forth herein.

SECTION 8. Governing Law. THIS AMENDMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTION 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

SECTION 9. Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 10. Headings. The Section headings in this Amendment are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Amendment or any provision hereof.

SECTION 11. Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 12. Severability. Each provision of this Amendment shall be severable from every other provision of this Amendment for the purpose of determining the legal enforceability of any provision hereof, and the unenforceability of one or more provisions of this Amendment in one jurisdiction shall not have the effect of rendering such provision or provisions unenforceable in any other jurisdiction.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

ENERGY SERVICES FUNDING CORPORATION

By:	/s/ Megan Mattern
Name: Megan Mattern
Title: Assistant Treasurer

UGI ENERGY SERVICES, LLC

By:	/s/ Megan Mattern
Name:	Megan Mattern
Title:	Vice President and Chief Financial Officer

4	Amendment No. 22 to Receivables Purchase Agreement (UGI)

PNC BANK, NATIONAL ASSOCIATION,
as Issuer and Administrator

By:	/s/ Eric Bruno
Name:	Eric Bruno
Title:	Senior Vice President

5	Amendment No. 22 to Receivables Purchase Agreement (UGI)

EXHIBIT A

Amendments to the Agreement

(Attached)

6	Amendment No. 22 to Receivables Purchase Agreement (UGI)

~~Conformed to Amendment #1 dated August 29, 2003~~EXECUTION VERSION

~~Conformed to Amendment #2 dated January 29, 2004~~

~~Conformed to Amendment #3 dated August 30, 2004~~

~~Conformed to Amendment #4 dated November 1, 2005~~

~~Conformed to Amendment #5 dated April 24, 2006~~

~~Conformed to Amendment #6 dated September 5, 2006~~

~~Conformed to Amendment #7 dated April 23, 2009~~

~~Conformed to Amendment #8 dated April 22, 2010~~

~~Conformed to Amendment #9 dated August 26, 2010~~

~~Conformed to Amendment #10 dated April 21, 2011~~

~~Conformed to Amendment #11 dated April 19, 2012~~

~~Conformed to Amendment #12 dated April 18, 2013~~

~~Conformed to Amendment #13 dated October 1, 2013~~

~~Conformed to Amendment #14 dated November 1, 2013~~

~~Conformed to Amendment #15 dated October 31, 2014~~

~~Conformed to Amendment #16 dated October 30, 2015~~

~~Conformed to Amendment #17 dated October 28, 2016~~

~~Conformed to Amendment #18 dated October 27, 2017~~

~~Conformed to Amendment #19 dated October 26, 2018~~

~~Conformed to Amendment #20 dated October 25, 2019~~

~~Conformed to Amendment #21 dated October 23, 2020~~

EXHIBIT A TO TWENTY-SECOND AMENDMENT, DATED OCTOBER 22,2021

RECEIVABLES PURCHASE AGREEMENT

dated as of November 30, 2001

among

ENERGY SERVICES FUNDING CORPORATION

UGI ENERGY SERVICES, LLC

and

PNC BANK, NATIONAL ASSOCIATION

Portion of Capital shall be funded at the Alternate Rate determined by reference to LMIR and (ii) the Discount for any outstanding Portions of Capital then funded at the Alternate Rate determined by reference to LMIR shall immediately be converted to the Alternate Rate determined by reference to the Base Rate.

Section 1.10 Successor LMIR.

(a) Announcements Related to LIBOR. On March 5, 2021, the ICE Benchmark Administration, the administrator of LIBOR (the “IBA”) and the U.K. Financial Conduct Authority, the regulatory supervisor for the IBA, announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-week, 1-month, 2-month, 3-month, 6-month and 12-month USD LIBOR tenor settings (collectively, the “Cessation Announcements”). The parties hereto acknowledge that, as a result of the Cessation Announcements, a Benchmark Transition Event occurred on March 5, 2021 with respect to USD LIBOR under clauses (1) and (2) of the definition of Benchmark Transition Event below; provided however, no related Benchmark Replacement Date occurred as of such date.

(b) ~~(a) Notwithstanding anything to the contrary herein or in any other Transaction Document, if the Administrator determines that a Benchmark Transition Event or an Early Opt-in Event has occurred with respect to LMIR, the Administrator and the Seller may amend this Agreement to replace LMIR with a Benchmark Replacement. Until the Benchmark Replacement with respect to LMIR is effective, each advance, conversion and renewal of any Portion of Capital accruing Discount by reference to LMIR will continue to bear interest with reference to LMIR; provided, however, that during a Benchmark Unavailability Period (i) any pending selection of, conversion to or renewal of any Portion of Capital accruing Discount by reference to LMIR that has not yet gone into effect shall be deemed to be a selection of, conversion to or renewal of the Base Rate with respect to such Portion of Capital, and such Portion of Capital accruing Discount by reference to the Base Rate (rather than by reference to LMIR), (ii) all outstanding Capital accruing Discount by reference to LMIR shall automatically be converted to accrue discount by reference to the Base Rate at the expiration of the existing Settlement Period (or sooner, if Administrator cannot continue to lawfully maintain such affected Portion of Capital accruing Discount by reference to LMIR) and (iii) the component of the Base Rate based upon LMIR will not be used in any determination of the Base Rate.~~Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Issuer without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document so long as the Administrator has not received, by such time, written notice of objection to such Benchmark Replacement from the Issuer.

(c) ~~(b)~~  Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrator will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement. or any other Transaction Document.

(d) ~~(c)~~  Notices; Standards for Decisions and Determinations. The Administrator will promptly notify the Seller and the Issuer of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election, or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (~~ii~~iii ) the effectiveness of any Benchmark Replacement Conforming Changes ~~and (iii~~, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrator or, if applicable, the Issuer pursuant to this Section 1.10 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party ~~hereto~~to this Agreement or any other Transaction Document, except, in each case, as expressly required pursuant to this Section 1.10.

(e) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR, BSBY or USD LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrator in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrator may modify the definition of “Settlement Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to subclause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrator may modify the definition of “Settlement Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Benchmark Unavailability Period. Upon the Seller’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Seller may revoke any request for a Portion of Capital accruing Discount based on USD LIBOR, conversion to or continuation of a Portion of Capital accruing Discount based on USD LIBOR to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Seller will be deemed to have converted any such request into a request for a Portion of Capital of or conversion to Portion of Capital accruing Discount under the Base Rate. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(g) Term SOFR Transition Event. Notwithstanding anything to the contrary herein or in any other Transaction Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (i) the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Transaction Document in respect of such Benchmark setting (the “Secondary Term SOFR Conversion Date”) and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document; and (ii) Capital outstanding on the Secondary Term SOFR Conversion Date accruing Discount based on the then-current Benchmark shall be deemed to have been converted to Capital accruing Discount at the Benchmark Replacement with a tenor approximately the same length as the Discount payment period of the then-current Benchmark; provided that, this paragraph (g) shall not be effective unless the Administrator has delivered to the Issuer and the Seller a Term SOFR Notice. For the avoidance of doubt, the Administrator shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion.

(h) ~~(d)~~ This Section 1.10 ~~of the Agreement~~ provides a mechanism for determining an alternative rate of ~~interest~~yield in the event that the London interbank offered rate is no longer available or in certain other circumstances. The Administrator does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of LMIR or with respect to any alternative or successor rate thereto, or replacement rate therefor.

(i) ~~(e)~~ As used in this Section 1.10:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then current Benchmark is a term rate or is based on a term rate, any tenor for such Benchmark that is or may be used for determining the length of any Settlement Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Settlement Period” pursuant to paragraph (e) of this Section 1.10, or (y) if the then current Benchmark is not a term rate nor based on a term rate, any payment period for yield calculated with reference to such Benchmark pursuant to this Agreement as of such date. For the avoidance of doubt, the Available Tenor for LMIR is one month.

“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election, or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to paragraph (b) of this Section 1.10.

“Benchmark Replacement” means , for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrator for the applicable Benchmark Replacement Date:

(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3) the sum of: (a) the alternate benchmark rate (including, without limitation, BSBY) that has been selected by the Administrator and the Seller as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate ~~of interest~~ as a replacement ~~to LMIR~~for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, ~~if the Benchmark Replacement as so determined would be less than the Benchmark Replacement Floor, the Benchmark Replacement will be deemed to be the Benchmark Replacement Floor for the purposes of this Agreement.~~ in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrator in its reasonable discretion; provided, further, that, in the case of an Other Benchmark Rate Election, the “Benchmark Replacement” shall mean the alternative set forth in clause (3) above and when such clause is used to determine the Benchmark Replacement in connection with the occurrence of an Other Benchmark Rate Election, the alternate benchmark rate selected by the Administrator and the Seller shall be the term benchmark rate (including, without limitation, BSBY) that is used in lieu of a USD LIBOR-based rate in relevant other U.S. dollar-denominated syndicated credit facilities; provided, further, that, with respect to a Term SOFR Transition Event, on the applicable Benchmark Replacement Date, the “Benchmark Replacement” shall revert to and shall be determined as set forth in clause (1) of this definition. If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of ~~LMIR with an alternate benchmark rate for each applicable Settlement Period,~~the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the applicable amount(s) set forth below:

Available Tenor	Benchmark Replacement Adjustment
One-Week	0.03839% (3.839 basis points)
One-Month	0.11448% (11.448 basis points)
Two-Months	0.18456% (18.456 basis points)
Three-Months	0.26161% (26.161 basis points)
Six-Months	0.42826% (42.826 basis points)

*	These values represent the ARRC/ISDA recommended spread adjustment values available here:

https://assets.bbhub.io/professional/sites/10/IBOR-Fallbacks-LIBOR-Cessat ion_Announcement_20210305.pdf

(2) for purposes of clause (2) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrator and the Seller ~~(a)~~for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of ~~LMIR~~such Benchmark with the applicable Unadjusted Benchmark Replacement ~~(excluding such spread adjustment)~~ by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for ~~such~~the replacement of ~~LMIR~~such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities ~~at such time and (b) which may also reflect adjustments to account for (i) the effects of the transition from LMIR to the Benchmark Replacement and (ii) yield- or risk-based differences between LMIR and the Benchmark Replacement.~~ ;

provided that, if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be the Available Tenor that has approximately the same length (disregarding business day adjustments) as the payment period for yield calculated with reference to such Unadjusted Benchmark Replacement.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Settlement Period,” timing and frequency of determining rates and making payments of ~~Discount and other~~yield, timing of investment requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrator decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrator in a manner substantially consistent with market practice (or, if the Administrator decides that adoption of any portion of such market practice is not administratively feasible or if the Administrator determines that no market practice for the administration of ~~the~~such Benchmark Replacement exists, in such other manner of administration as the Administrator decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Benchmark Replacement Date” means the ~~earlier~~earliest to occur of the following events with respect to ~~LMIR:~~the then-current Benchmark:

~~(a)~~ (1) in the case of clause (~~A~~1 ) or (~~B~~2) of the definition of “Benchmark Transition Event,” the later of (~~x~~a) the date of the public statement or publication of information referenced therein and (~~y~~b) the date on which the administrator of ~~the London Interbank Offered Rate for interbank depositors in Dollars (“USD LIBOR”~~such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide ~~USD LIBOR; or~~all Available Tenors of such Benchmark (or such component thereof);

~~(b)~~ (2) in the case of clause (~~C~~3) of the definition of “Benchmark Transition Event,” the date determined by the Administrator, which date shall promptly follow the date of the public statement or publication of information referenced therein~~.~~;

(3) in the case of a Term SOFR Transition Event, the date that is set forth in the Term SOFR Notice provided to the Issuer and the Seller pursuant to this Section 1.10, which date shall be at least 30 days from the date of the Term SOFR Notice; or

(4) in the case of an Early Opt-in Election or an Other Benchmark Rate Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election or an Other Benchmark Rate Election, as applicable, is provided to the Issuer, so long as the Administrator has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election or an Other Benchmark Rate Election, as applicable, is provided to the Issuer, written notice of objection to such Early Opt-in Election or an Other Benchmark Rate Election, as applicable, from the Issuer.

~~“Benchmark Replacement Floor” means the minimum rate, if any, specified for the LMIR or, if no minimum rate is specified, zero.~~ For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to ~~LMIR:~~the then-current Benchmark:

~~(a)~~ (1) a public statement or publication of information by or on behalf of the administrator of ~~USD LIBOR~~such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide ~~USD LIBOR~~all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide ~~USD LIBOR~~any Available Tenor of such Benchmark (or such component thereof);

~~(b)~~ (2) a public statement or publication of information by a Governmental Authority having jurisdiction over the Administrator, the regulatory supervisor for the administrator of ~~USD LIBOR, the U.S.~~such Benchmark (or the published component used in the calculation thereof), the Federal Reserve ~~System~~Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for ~~USD LIBOR~~such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for ~~USD LIBOR~~such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for ~~USD LIBOR~~such Benchmark (or such component), which states that the administrator of ~~USD LIBOR~~such Benchmark (or such component) has ceased or will cease to provide ~~USD LIBOR~~all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide ~~USD LIBOR; or~~any Available Tenor of such Benchmark (or such component thereof); or

~~(c)~~ (3) a public statement or publication of information by the regulatory supervisor for the administrator of ~~USD LIBOR~~such Benchmark (or the published component used in the calculation thereof) or a Governmental Authority having jurisdiction over the Administrator announcing that ~~USD LIBOR is~~all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means~~, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LMIR and solely to the extent that LMIR (as the case may be) has not been replaced with a Benchmark Replacement,~~ the period (if any) (x) beginning at the time that ~~such~~a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced ~~LMIR (as~~ the ~~case may be)~~then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section 1.10 and (y) ending at the time that a Benchmark Replacement has replaced ~~LMIR (as the case may be)~~the then-current Benchmark for all purposes hereunder ~~pursuant to the~~and under any Transaction Document in accordance with this Section 1.10.

“~~Early Opt-in Event” means a determination by the Administrator that U.S. dollar-denominated credit facilities being executed at such time, or that include language similar to that contained in this Section 1.10, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace US LIBOR.~~ BSBY” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the Bloomberg Short-Term Bank Yield Index.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest or yield payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrator in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrator decides that any such convention is not administratively feasible for the Administrator, then the Administrator may establish another convention in its reasonable discretion.

“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:

(1) a notification by the Administrator to (or the request by the Seller to the Administrator to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2) the joint election by the Administrator and the Seller to trigger a fallback from USD LIBOR and the provision by the Administrator of written notice of such election to the Issuer.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR or, if no floor is specified, zero.

“Other Benchmark Rate Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of: (x) either (i) a request by the Seller to the Administrator, or (ii) notice by the Administrator to the Seller, that, at the determination of the Seller or the Administrator, as applicable, U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed), in lieu of a USD LIBOR based rate, a term benchmark rate as a benchmark rate (including, without limitation, BSBY), and (y) the Administrator, in its sole discretion, and the Seller jointly elect to trigger a fallback from USD LIBOR and the provision, as applicable, by the Administrator of written notice of such election to the Seller and the Issuer.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Administrator in its reasonable discretion.

“Relevant Governmental Body” means the Federal Reserve Board ~~and/~~or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board ~~and/~~or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrator to the Issuer and the Seller of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrator that (1) Term SOFR has been recommended for use by the Relevant Governmental Body, and is determinable for each Available Tenor, (2) the administration of Term SOFR is administratively feasible for the Administrator and (3) a Benchmark Transition Event or an Early Opt-in Election, as applicable (and, for the avoidance of doubt, not an Other Benchmark Rate Election), has previously occurred resulting in a Benchmark Replacement in accordance with this Section 1.10.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“USD LIBOR” means the London interbank offered rate for U.S. dollars.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES; COVENANTS;

TERMINATION EVENTS

Section 2.1 Representations and Warranties; Covenants. Each of the Seller, UGI and the Servicer hereby makes the representations and warranties, and hereby agrees to perform and observe the covenants, applicable to it set forth in Exhibits III, IV and VI, respectively.

Section 2.2 Termination Events. If any of the Termination Events set forth in Exhibit V shall occur, the Administrator may, by notice to the Seller, declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred); provided, that automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in paragraph (f) of Exhibit V, the Facility Termination Date shall occur. Upon any such declaration, occurrence or deemed occurrence of the Facility Termination Date, the Issuer and the Administrator shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided after default under the New York UCC and under other applicable law, which rights and remedies shall be cumulative.

ARTICLE III.

INDEMNIFICATION

Section 3.1 Indemnities by the Seller. Without limiting any other rights that the Administrator, the Issuer or any of their respective Affiliates, employees, officers, directors, agents, counsel, successors, transferees or assigns (each, an “Indemnified Party”) may have hereunder or under applicable law, the Seller hereby agrees to indemnify each Indemnified Party from and against any and all claims, damages, expenses, costs, losses and liabilities (including Attorney Costs) (all of the foregoing being collectively referred to as “Indemnified Amounts”) incurred by any Indemnified Party arising out of or resulting from this Agreement (whether directly or indirectly), the use of proceeds of purchases or reinvestments, the ownership of the Purchased Interest, or any interest therein, or in respect of any Receivable, Related Security or Contract, excluding, however: (a) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party or its employees, officers, directors, agents or counsel, (b) recourse with respect to any Receivable to the extent that such Receivable is uncollectible on account of insolvency, bankruptcy or lack of creditworthiness of the related Obligor (except as otherwise specifically provided in this Agreement), or (c) any overall net income taxes or franchise taxes imposed on such Indemnified Party by the jurisdiction

(b) The Seller hereby authorizes the Administrator, and irrevocably appoints the Administrator as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Seller, which appointment is coupled with an interest, upon the occurrence and continuation of a Termination Event to take any and all steps in the name of the Seller and on behalf of the Seller necessary or desirable, in the determination of the Administrator, to collect any and all amounts or portions thereof due under any and all Pool Assets, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Pool Assets. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever; provided, however, that the Administrator shall not be relieved of any liability it might otherwise have to any party hereunder for its own gross negligence or willful misconduct.

Section 4.5 Responsibilities of the Seller. (a) Anything herein to the contrary notwithstanding, the Seller shall: (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Administrator or the Issuer of their respective rights hereunder shall not relieve the Seller from such obligations, and (ii) pay when due any taxes, including any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction. The Administrator and the Issuer shall not have any obligation or liability with respect to any Pool Asset, nor shall either of them be obligated to perform any of the obligations of the Seller, UGI or the Originator thereunder.

(b) UGI hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then-current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, UGI shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that UGI conducted such data-processing functions while it acted as the Servicer.

Section 4.6 Servicing Fee. (a) Subject to clause (b), the Servicer shall be paid a fee equal to 0.50% per annum (the “Servicing Fee Rate”) of the daily average aggregate Outstanding Balance of the Pool Receivables. The Issuer’s Share of such fee shall be paid through the distributions contemplated by Section 1.4(d), and the Seller’s Share of such fee shall be paid by the Seller on each Settlement Date.

(b) If the Servicer ceases to be UGI or an Affiliate thereof, the servicing fee shall be the greater of: (i) the amount calculated pursuant to clause (a), and (ii) an alternative amount specified by the successor Servicer not to exceed 110% of the aggregate reasonable costs and expenses incurred by such successor Servicer in connection with the performance of its obligations as Servicer.

Section  4.7 Erroneous Payments.

(a) If the Administrator notifies an Issuer or a Indemnified Party, or any Person who has received funds on behalf of an Issuer or Indemnified Party (any such Issuer, Indemnified Party or other recipient, a “Payment Recipient”) that the Administrator has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrator or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Issuer, Indemnified Party, or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrator and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrator, and such Issuer or Indemnified Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrator the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrator in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrator in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrator to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Issuer or Indemnified Party, or any Person who has received funds on behalf of an Issuer or Indemnified Party, such Issuer hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrator (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrator (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrator (or any of its Affiliates), or (z) that such Issuer or Indemnified Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)  (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrator to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Issuer or Indemnified Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrator of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrator pursuant to this Section 4.7(b).

(c) Each Issuer or Indemnified Party hereby authorizes the Administrator to set off, net and apply any and all amounts at any time owing to such Issuer or Indemnified Party under any Transaction Document, or otherwise payable or distributable by the Administrator to such Issuer or Indemnified Party from any source, against any amount due to the Administrator under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrator for any reason, after demand therefor by the Administrator in accordance with immediately preceding clause (a), from any Issuer that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrator’s notice to such Issuer at any time, (i) such related Issuer shall be deemed to have assigned its Capital (but not its Purchased Interest) with respect to which such Erroneous Payment was made in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrator may specify) (such assignment of the Capital (but not Purchased Interest), the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrator in such instance), and is hereby (together with the Seller) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, (ii) the Administrator as the assignee Issuer shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrator as the assignee Issuer shall become an Issuer hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Issuer shall cease to be an Issuer hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Purchased Interest which shall survive as to such assigning Issuer and (iv) the Administrator may reflect in the Register its ownership interest in the Capital subject to the Erroneous Payment Deficiency Assignment. The Administrator may, in its discretion, sell any Capital acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Issuer be reduced by the net proceeds of the sale of such Capital (or portion thereof), and the Administrator shall retain all other rights, remedies and claims against such Issuer (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Purchased Interest of any Issuer and such Purchased Interest shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrator has sold Capital (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrator may be equitably subrogated, the Administrator shall be contractually subrogated to all the rights and interests of the applicable Issuer or Indemnified Party under the Transaction Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by the Seller or any other or the Servicer, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrator from the Seller or the Servicer for the purpose of making such Erroneous Payment; provided that this Section 4.7 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the obligations relative to the amount (and/or timing for payment) of the obligations that would have been payable had such Erroneous Payment not been made by the Administrator. For the avoidance of doubt, the foregoing proviso shall not derogate from any obligations (including indemnification obligations) of the Seller set forth in any other Section of this Agreement with respect to any Erroneous Payment or otherwise.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrator for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 4.7 shall survive the resignation or replacement of the Administrator, the termination of the Purchased Interests and/or the repayment, satisfaction or discharge of all obligations (or any portion thereof) under any Transaction Document.

ARTICLE V.

MISCELLANEOUS

Section 5.1 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Transaction Document, or consent to any departure by the Seller or the Servicer therefrom, shall be effective unless in a writing signed by the Administrator, and, in the case of any amendment, by the other parties thereto; and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Issuer or the Administrator to exercise, and no delay in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

Section 5.2 Notices, Etc. (a) All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by certified mail, postage prepaid, via nationally recognized courier or by facsimile, to the intended party at the mailing address or facsimile number of such party set forth under its name on the signature pages hereof or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective (i) if personally delivered, when received, (ii) if sent by certified mail three (3) Business Days after having been deposited in the mail, postage prepaid, (iii) if via nationally recognized courier for delivery the next Business Day, and (iv) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means (and shall be followed by a hard copy sent by first class mail).

Section 5.3 Assignability. (a) This Agreement and the Issuer’s rights and obligations herein (including ownership of the Purchased Interest or an interest therein) shall be assignable, in whole or in part, by the Issuer and its successors and assigns with the prior written consent of the Seller; provided, however, that such consent shall not be unreasonably withheld; and provided further, that no such consent shall be required if the assignment is made to any Affiliate of PNC (other than a director or officer of PNC) or any Person that is administered by PNC or any Affiliate of PNC. Each assignor may, in connection with the assignment, disclose to the

EXHIBIT I

DEFINITIONS

As used in the Agreement (including its Exhibits, Schedules and Annexes), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined). Unless otherwise indicated, all Section, Annex, Exhibit and Schedule references in this Exhibit are to Sections of and Annexes, Exhibits and Schedules to the Agreement.

“Administration Account” means the account (account number ****, ABA number ****) of the Issuer maintained at the office of PNC at ****, or such other account as may be so designated in writing by the Administrator to the Servicer.

“Administrator” has the meaning set forth in the preamble to the Agreement.

“Adverse Claim” means a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement; it being understood that any thereof in favor of, or assigned to, the Issuer or the Administrator (for the benefit of the Issuer) shall not constitute an Adverse Claim.

“Affected Person” has the meaning set forth in Section 1.7 of the Agreement.

“Affiliate” means, as to any Person: (a) any Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person, or (b) who is a director or officer: (i) of such Person or (ii) of any Person described in clause (a), except that, with respect to the Issuer, Affiliate shall mean the holder(s) of its capital stock. For purposes of this definition, control of a Person shall mean the power, direct or indirect: (x) to vote 51% or more of the securities having ordinary voting power for the election of directors or managers of such Person, or (y) to direct or cause the direction of the management and policies of such Person, in either case whether by ownership of securities, contract, proxy or otherwise.

“Agreement” has the meaning set forth in the preamble to the Agreement.

“Alternate Rate” for any Settlement Period for any Portion of Capital of the Purchased Interest means an interest rate per annum equal to: (a) the daily average LMIR for such Settlement Period, or (b) if LMIR is unavailable as described in Section 1.9, the Base Rate for such Settlement Period; provided, however, that the “Alternate Rate” for any day while a Termination Event exists shall be an interest rate equal to 3.00% per annum above the Base Rate in effect on such day.

“Anti-~~Terrorism Laws” means any applicable laws or regulation relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such applicable laws or regulations, all as amended, supplemented or replaced from time to time~~Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and any other similar anti-corruption laws or regulations applicable to the Seller, Servicer or any of their respective Subsidiaries.

“Anti-Terrorism Law” means any law in force or hereinafter enacted related to terrorism or money laundering, including the Bank Secrecy Act, 31 U.S.C. § 5311 et seq., as amended by Title III of the USA PATRIOT Act.

“Approved Billing Program” means any consolidated billing or similar agreement between a Purchasing Utility and the Originator pursuant to which the Originator may from time to time sell and/or assign receivables, which agreement has been approved in writing by the Administrator; provided, that if (i) the Originator delivers to the Administrator in writing and in accordance with Section 5.2 a copy of such an agreement (or a substantially final draft thereof) with a request that it be approved as an “Approved Billing Program” and (ii) the Administrator does not, on or prior to the date that is ten (10) Business Days following such delivery, notify the Originator or the Servicer that the Administrator is withholding such approval, the Administrator shall be deemed to have approved such agreement as an “Approved Billing Program” in accordance with this definition. Without limiting the generality of the foregoing, each of the following agreements shall be an Approved Billing Program: (x) that certain Consolidated Utility Billing Service and Assignment Agreement, contemplated to be entered into between Consolidated Edison Company of New York, Inc. and the Originator, containing terms and conditions in form and substance substantially similar to those set forth in the draft of such agreement previously delivered by the Originator to the Administrator on April 7, 2009 and (y) that certain Third Party Supplier Customer Account Services Master Service Agreement, dated November 6, 2008, by and between Public Service Electric and Gas Company and the Originator, a copy of which was delivered by the Originator to the Administrator on April 20, 2009.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel, the reasonable allocated cost of internal legal services and all reasonable disbursements of internal counsel.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:

(a) the rate of interest in effect for such day as publicly announced from time to time by PNC in Pittsburgh, Pennsylvania as its “prime rate.” Such “prime rate” is set by PNC based upon various factors, including PNC’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate, and

(b) 0.50% per annum above the latest Overnight Bank Funding Rate.

“Benefit Plan” means any employee benefit pension plan as defined in Section 3(2) of ERISA in respect of which the Seller, the Originator, UGI or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA. that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.

“Contributed Receivables” has the meaning set forth in Section 2.2 of the Purchase and Sale Agreement.

“Covered Entity” means (a) the Seller, the Servicer and each Originator and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Credit Agreement” means that certain Credit Agreement, dated on or about August 26, 2010, among UGI, as borrower, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, PNC Bank, National Association, Wells Fargo Bank, National Association, and certain other parties, as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of the Originator in effect on the date of the Agreement and described in Schedule I to the Agreement, as modified in compliance with the Agreement.

“Cut-off Date” has the meaning set forth in the Purchase and Sale Agreement.

“Days’ Sales Outstanding” means, for any calendar month, an amount (expressed as a number of days) computed as of the last day of such calendar month equal to: (a) the average of the Outstanding Balance of all Pool Receivables as of the last day of each of the three most recent calendar months ended on the last day of such calendar month divided by (b) (i) the aggregate credit sales made by the Originator during the three calendar months ended on the last day of such calendar month divided by (ii) 90.

“Debt” means: (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, (d) obligations as lessee under leases that shall have been or should be, in accordance with GAAP, recorded as capital leases, and (e) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (d).

“Default Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each calendar month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that became Defaulted Receivables during such month, by (b) the aggregate credit sales made by the Originator during the month that is ~~three~~five calendar months before such month. The Outstanding Balance of any Defaulted Receivable shall be determined without regard to any credit memos or credit balances.

“Defaulted Receivable” means a Receivable:

(a) as to which any payment, or part thereof, remains unpaid for more than ~~60~~120 days but less than 151 days from the original due date for such payment, or

(b) without duplication (i) as to which an Insolvency Proceeding shall have occurred with respect to the Obligor thereof or any other Person obligated thereon with respect thereto, or (ii) that has been written off the Seller’s books as uncollectible.

“Delinquency Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each calendar month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables on such day by, (b) the aggregate Outstanding Balance of all Pool Receivables (excluding Delinquent Receivables that have a stated maturity which is more than 60 days after the original invoice date of such Receivable) on such day.

“Delinquent Receivable” means any portion of a Receivable as to which any payment, or part thereof, remains unpaid for more than 60 days from the original due date for such payment. The Outstanding Balance of any Delinquent Receivable shall be determined without regard to any credit memos or credit balances and shall exclude Delinquent Receivables that have a stated maturity which is more than 60 days after the original invoice date of such Receivable.

“Dilution Horizon” means, for any calendar month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of such calendar month of: (a) the aggregate credit sales made by the Originator during the most recent calendar month and 50% of the next most recent calendar month’s credit sales to (b) the Net Receivables Pool Balance at the last day of the most recent calendar month.

“Dilution Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each calendar month by dividing: (a) the aggregate amount of payments required to be made by the Seller pursuant to Section 1.4(e)(i) of the Agreement during such calendar month, by (b) the aggregate credit sales made by the Originator during the month that is one calendar month before such month.

“Dilution Reserve” means, on any date, an amount equal to: (a) the Capital at the close of business of the Servicer on such date multiplied by (b) (i) the Dilution Reserve Percentage on such date, divided by (ii) 100% minus the Dilution Reserve Percentage on such date.

“Dilution Reserve Percentage” means on any date, the product of (i) the Dilution Horizon multiplied by (ii) the sum of (x) 2.25 times the average of the Dilution Ratios for the twelve most recent calendar months and (y) the Spike Factor.

“Discount” means:

(m) that (i) is neither a Defaulted Receivable nor a Delinquent Receivable and (ii) either (A) is an Eligible Unbilled Receivable or (B) has been billed or invoiced to the related Obligor,

(n) for which neither the Originator thereof, the Seller nor the Servicer has established any offset arrangements with the related Obligor,

(o) of an Obligor as to which Defaulted Receivables of such Obligor do not exceed 25% of the Outstanding Balance of all such Obligor’s Receivables; provided, however, that amounts owing from Cooperative Industries Inc. that are more than 90 days from the original invoice date as of the Closing Date and that are being paid in accordance with a negotiated payment schedule shall not be considered Defaulted Receivables for purposes of this clause (o), and

(p) that represents amounts earned and payable by the Obligor that are not subject to the performance of additional services by the Originator thereof.

“Eligible Unbilled Receivable” means, at any time, any Receivables as to which the invoice or bill with respect thereto has not yet been sent to the Obligor thereof if (a) the related Originator has recognized the related revenue on its financial books and records under GAAP; and (b) not more than 30 days have expired since such Receivable arose.

“Embargoed Property” means any property; (a) beneficially owned, directly or indirectly, by a Sanctioned Person; (b) that is due to or from a Sanctioned Person; (c) in which a Sanctioned Person otherwise holds any interest; (d) that is located in a Sanctioned Jurisdiction; or (e) that otherwise would cause any actual or possible violation by the Issuer or Administrator of any applicable Anti-Terrorism Law or Sanctions Laws if the Issuer were to obtain an encumbrance on, lien on, pledge of, or security interest in such property, or provide services in consideration of such property.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

“ERISA Affiliate” means: (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Seller, the Originator or UGI, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Seller, the Originator or UGI, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Seller, the Originator, any corporation described in clause (a) or any trade or business described in clause (b).

“Erroneous Payment” has the meaning assigned to it in Section 4.7(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 4.7(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 4.7(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 4.7(d).

“Excess Concentration” means, at any time, without duplication, the sum of:

(i) the sum of the amounts by which the Outstanding Balance of Eligible Receivables of each Obligor then in the Receivables Pool exceeds an amount equal to: (a) the applicable Concentration Percentage for such Obligor, multiplied by (b) the Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(ii) the amount by which the aggregate Outstanding Balance of all Eligible Receivables that are Eligible Unbilled Receivables exceeds ~~40~~60% of the Outstanding Balance of all Eligible Receivables then in the Receivables Pool.

“Facility Termination Date” means the earliest to occur of: (a) October ~~22, 2021,~~21, 2022, (b) the date determined pursuant to Section 2.2 of the Agreement and (c) the date the Purchase Limit reduces to zero pursuant to Section 1.1(b) of the Agreement.

~~“Federal Funds Rate” means, for any day, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective).” If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate.” If on any relevant day the appropriate rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Administrator of the rates for the last transaction in overnight Federal funds arranged before 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrator.~~

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” has the meaning set forth in Section 1.5 of the Agreement.

“GAAP” means the generally accepted accounting principles and practices in the United States, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, and any Person owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Indemnifying Party” has the meaning set forth in Section 3.3 of the Agreement.

“Independent Director” has the meaning set forth in paragraph 3(c) of Exhibit IV to the Agreement.

“Information Package” means a report, in substantially the form of either Annex A-1 (in the case of an Information Package delivered in connection with a Settlement Date) or Annex A-2 (in the case of an Information Package delivered at any other time) to the Agreement, furnished to the Administrator pursuant to the Agreement.

“Insolvency Proceeding” means: (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors of a Person, or composition, marshaling of assets for creditors of a Person, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each of cases (a) and (b) undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Internal Revenue Code also refer to any successor sections.

“Issuer” has the meaning set forth in the preamble to the Agreement.

“Issuer’s Share” of any amount means such amount multiplied by the Purchased Interest at the time of determination.

“LCR Security” means any commercial paper or security (other than the Company Notes and other equity securities issued to UGI or any Originator that is a consolidated subsidiary of UGI under GAAP) within the meaning of Paragraph .32(e)(1)(viii) of the final rules titled Liquidity Coverage Ratio: Liquidity Risk Measurement Standards, 79 Fed. Reg. 197, 61440 et seq. (October 10, 2014).

~~“LIBOR Termination Date” has the meaning set forth in Section 1.10 of the Agreement.~~

“LMIR” means for any day during any Settlement Period, the greater of (a) ~~0.15~~0.00% and (b) the one-month Eurodollar rate for U.S. dollar deposits as reported on the Reuters Screen LIBOR01 Page or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars, as of 11:00 a.m. (London time) on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrator from another recognized source for interbank quotation), in each case, changing when and as such rate changes.

“Lock-Box Account” means an account in the name of the Seller and maintained by the Seller at a bank or other financial institution for the purpose of receiving Collections.

“Overnight Bank Funding Rate” means for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York (“NYFRB”), as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the Administrator for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrator at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than ~~0.15~~0.00%, then such rate shall be deemed to be ~~0.15~~0.00%. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Seller.

“Payment Date” has the meaning set forth in Section 2.2 of the Purchase and Sale Agreement.

“Payment Recipient” has the meaning set forth in Section 4.7(a) of this Agreement.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“PNC” has the meaning set forth in the preamble to the Agreement.

“Pool Assets” has the meaning set forth in Section 1.2(d) of the Agreement.

“Pool Receivable” means a Receivable in the Receivables Pool.

“Portion of Capital” means any separate portion of Capital being funded or maintained by the Issuer (or its successors or permitted assigns) by reference to a particular interest rate basis. In addition, at any time when the Capital of the Purchased Interest is not divided into two or more such portions, “Portion of Capital” means 100% of the Capital.

“Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of even date herewith, between the Seller and UGI, as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Purchase and Sale Indemnified Amounts” has the meaning set forth in Section 9.1 of the Purchase and Sale Agreement.

“Purchase and Sale Indemnified Party” has the meaning set forth in Section 9.1 of the Purchase and Sale Agreement.

“Purchase and Sale Termination Date” has the meaning set forth in Section 1.4 of the Purchase and Sale Agreement.

“Purchase and Sale Termination Event” has the meaning set forth in Section 8.1 of the Purchase and Sale Agreement.

“Purchase Facility” has the meaning set forth in Section 1.1 of the Purchase and Sale Agreement.

“Purchase Limit” means (i) at any time on or after October ~~23, 2020~~22, 2021 and prior to but excluding May 1, ~~2021,~~2022, $150,000,000 and (ii) at any time on and after May 1, ~~2021,~~2022, $75,000,000, in each case, as such amount may be subsequently reduced pursuant to Section 1.1(b) of the Agreement; provided, that any such reduction of the Purchase Limit then in effect pursuant to clauses (i) or (ii) above, as applicable, shall automatically and permanently reduce the amount of the Purchase Limit set forth in such other clauses above in the same proportion as the percentage of the reduction of the Purchase Limit then in effect. References to the unused portion of the Purchase Limit shall mean, at any time, the Purchase Limit minus the then outstanding Capital.

“Purchase Notice” has the meaning set forth in Section 1.2(a) of the Agreement.

“Purchase Price” has the meaning set forth in Section 2.1 of the Purchase and Sale Agreement.

“Purchase Report” has the meaning set forth in Section 2.1 of the Purchase and Sale Agreement.

“Purchased Interest” means, at any time, the undivided percentage ownership interest in: (a) each and every Pool Receivable now existing or hereafter arising, (b) all Related Security with respect to such Pool Receivables and (c) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security. Such undivided percentage interest shall be computed as:

    Capital + Total Reserves

Net Receivables Pool Balance

The Purchased Interest shall be determined from time to time pursuant to Section 1.3 of the Agreement.

“Purchasing Utility” means a jurisdictional natural gas or electricity distribution company.

“Receivable” means any indebtedness and other obligations (whether or not earned by performance) owed to the Seller (as assignee of the Originator) or the Originator by, or any right of the Seller or the Originator to payment from or on behalf of, an Obligor (including a Purchasing Utility), whether constituting an account, chattel paper, instrument or general intangible, arising in connection with (i) property or goods that have been or are to be sold or otherwise disposed of, or services rendered or to be rendered by the Originator (including, in each case and without limitation, the sale of electricity or natural gas) or (ii) the sale or assignment by the Originator to a Purchasing Utility of a Billing Program Receivable, and, in each case, includes the obligation (if any) to pay any finance charges, fees and other charges with respect thereto; provided, however, that “Receivable” shall not include any Billing Program Receivable. Indebtedness and other obligations arising from any one transaction, including indebtedness and other obligations represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other obligations arising from any other transaction.

“Receivables Pool” means, at any time, all of the then outstanding Receivables purchased or otherwise acquired by the Seller pursuant to the Purchase and Sale Agreement prior to the Facility Termination Date.

“Reference Bank” means PNC.

“Related Rights” has the meaning set forth in Section 1.1 of the Purchase and Sale Agreement.

“Related Security” means, with respect to any Receivable:

(a) all of the Seller’s and the Originator thereof’s interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), relating to any sale giving rise to such Receivable,

(b) all instruments and chattel paper that may evidence such Receivable,

(c) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto, and

(d) all of the Seller’s and the Originator thereof’s rights, interests and claims under the Contracts and all guaranties, indemnities, insurance, letters of credit and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise.

“Reportable Compliance Event” means that: (a) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint, or similar charging instrument, arraigned, ~~or~~ custodially detained, penalized or the subject of an assessment for a penalty, or enters into a settlement with a Governmental Authority in connection with any Anti-Corruption Law, Sanctions Law or Anti-Terrorism Law, or any predicate crime to any Anti-Terrorism Law, or the Seller or the Servicer has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of ~~its~~such Covered Entity’s operations ~~is in actual or probable~~represents a violation of any Anti-Terrorism Law; (b) any Covered Entity engages in a transaction that has caused or may cause the Issuer or Administrator to be in violation of any Sanctions Law or Anti-Terrorism Laws; (c) any Pool Assets becomes Embargoed Property; or (d) the Seller or the Servicer otherwise violates, or the Seller or the Servicer reasonably believes that it will violate, any of the representations or covenant set forth in paragraphs 1(w), 1(x), 2(p) and 2(q) of Exhibit III and 1(r) and 2(l) of Exhibit IV to the Agreement.

“Repurchase Price” has the meaning set forth in Section 5.14 of the Agreement.

“Reserve Floor” means, at any time: (a) the aggregate Capital at such time multiplied by (b) (i) the Reserve Floor Percentage, divided by (ii) 100%, minus the Reserve Floor Percentage.

“Reserve Floor Percentage” means, at any time, the sum (expressed as a percentage) of (a) Concentration Reserve Percentage plus (b) the product of (i) the average Dilution Ratios for the twelve most recent calendar months and (ii) the Dilution Horizon.

“Reseller” means an Obligor that purchases product from the Originator and for which the Originator acts as billing and collection agent with respect to such Obligor’s resale of the product.

“Restricted Payment” has the meaning set forth in paragraph 1(n) of Exhibit IV to the Agreement.

“Sanctioned ~~Country” means a country subject to a sanctions program maintained under any Anti-Terrorism Law.~~Person” means (a) a Person that is the subject of sanctions administered by OFAC or the U.S. Department of State (“State”), including by virtue of being (i) named on OFAC’s list of “Specially Designated Nationals and Blocked Persons”; (ii) organized under the laws of, ordinarily resident in, or physically located in a Sanctioned Jurisdiction; (iii) owned or controlled 50% or more in the aggregate, by one or more Persons that are the subject of sanctions administered by OFAC; (b) a Person that is the subject of sanctions maintained by the European Union (“E.U.”), including by virtue of being named on the E.U.’s “Consolidated list of persons, groups and entities subject to E.U. financial sanctions” or other, similar lists; (c) a Person that is the subject of sanctions maintained by the United Kingdom (“U.K.”), including by virtue of being named on the “Consolidated List Of Financial Sanctions Targets in the U.K.” or other, similar lists; or (d) a Person that is the subject of sanctions imposed by any Governmental Authority of a jurisdiction whose laws apply to this Agreement.

“Sanctioned ~~Person” means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.~~Jurisdiction” means any country, territory, or region that is the subject of comprehensive country-wide or territory-wide sanctions administered by OFAC (at the time of the Agreement, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).

“Sanctions Laws” means any law in force or hereinafter enacted related to economic sanctions, including the International Emergency Economic Powers Act, 50 U.S.C. 1701, et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1, et seq., 18 U.S.C. § 2332d, and 18 U.S.C. § 2339B.

(w) No ~~Covered Entity is a Sanctioned Person. No Covered Entity, either in its own right or~~: (i) Covered Entity nor any employees, officers, directors, or, to the Seller’s knowledge, affiliates, consultants, brokers or agents acting on a Covered Entity’s behalf in connection with this Agreement: (x) is a Sanctioned Person; (y) to the Seller’s knowledge, directly, or indirectly through any third party, ~~(a) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (c) engages in any dealings or transactions~~is engaged in any transactions or other dealings with or for the benefit of any Sanctioned Person or Sanctioned Jurisdiction, or any transactions or other dealings that otherwise are prohibited by any Anti-Terrorism ~~Law~~Laws or Sanctions Laws; (ii) Pool Asset is Embargoed Property.

(x) Each Covered Entity has (a) conducted its business in compliance with all Anti-Corruption Laws and (b) has, and shall ensure that each of its Subsidiaries has, instituted and maintains policies and procedures reasonably designed to promote compliance with Anti-Corruption Laws and Sanctions Laws.

(y) ~~(x)~~ LCR Security. The Seller has not issued any LCR Securities, and the Seller is a consolidated subsidiary of UGI under GAAP.

(z) ~~(y)~~ As of October 26, 2018, the Seller is an entity that is organized under the laws of the United States or of any state and at least 51% of whose common stock or analogous equity interest is owned directly or indirectly by a company listed on the New York Stock Exchange or the American Stock Exchange or designated as a NASDAQ National Market Security listed on the NASDAQ stock exchange and is excluded on that basis from the definition of “Legal Entity Customer” as defined in the Beneficial Ownership Rule.

2. Representations and Warranties of UGI (including in its capacity as the Servicer). UGI, individually and in its capacity as the Servicer, represents and warrants as follows:

(a) UGI is a limited liability company duly formed and validly subsisting under the laws of the Commonwealth of Pennsylvania and is duly qualified to do business and is in good standing as a foreign limited liability company in every jurisdiction where the nature of its business requires it to be so qualified, except (i) for the District of Columbia and the State of New York, in which jurisdictions the Servicer shall be qualified within 90 days after the Closing Date and (ii) where the failure to be so qualified would not have a Material Adverse Effect.

(b) The execution, delivery and performance by UGI of its obligations under the Agreement and the other Transaction Documents to which it is a party, including UGI in its capacity as the Servicer: (i) are within its organizational powers; (ii) have been duly authorized by all necessary organizational action; (iii) do not contravene or result in a default under or conflict with: (A) its limited liability company operating agreement, (B) any law, rule or regulation applicable to it, (C) any indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument to which it is a party or by which it is bound, or (D) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its property; and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of

(k) UGI has complied in all material respects with the Credit and Collection Policy of the Originator with regard to each Receivable originated by the Originator.

(l) UGI has complied in all material respects with all of the terms, covenants and agreements contained in the Agreement and the other Transaction Documents that are applicable to it.

(m) UGI is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended. In addition, UGI is not a “holding company,” a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

(n) Since its most recent fiscal year end, there has been no change in the business, operations, financial condition, properties or assets of UGI which is reasonably likely to have a Material Adverse Effect on its ability to perform its obligations under the Agreement or any other Transaction Document to which it is a party or materially and adversely affect the transactions contemplated under the Agreement or such other Transaction Documents.

(o) No license or approval is required for the Administrator or any successor Servicer to use any program (other than MAS90 Software) used by the Servicer in the servicing of the Receivables, other than such licenses and approvals that have been obtained and are in full force and effect.

(p) No ~~Covered Entity is a Sanctioned Person. No Covered Entity, either in its own right or~~: (i) Covered Entity nor any employees, officers, directors, or, to UGI’s knowledge, affiliates, consultants, brokers or agents acting on a Covered Entity’s behalf in connection with this Agreement: (x) is a Sanctioned Person; (y) to UGI’s knowledge, directly, or indirectly through any third party, ~~(a) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (c) engages in any dealings or transactions~~is engaged in any transactions or other dealings with or for the benefit of any Sanctioned Person or Sanctioned Jurisdiction, or any transactions or other dealings that otherwise are prohibited by any Anti-Terrorism ~~Law~~Laws or Sanctions Laws; (ii) Pool Asset is Embargoed Property.

(q) Each Covered Entity has (a) conducted its business in compliance with all Anti-Corruption Laws and (b) has, and shall ensure that each of its Subsidiaries has, instituted and maintains policies and procedures reasonably designed to promote compliance with Anti-Corruption Laws and Sanctions Laws.

minimal obligations to the extent necessary for the day-to-day operations of the Seller (such as expenses for stationery, audits, maintenance of legal status, etc.).

(p) Use of Seller’s Share of Collections. The Seller shall apply the Seller’s Share of Collections to make payments in the following order of priority: (i) the payment of its expenses (including all obligations payable to the Issuer and the Administrator under the Agreement and under the Fee Letter); and (ii) other legal and valid corporate purposes.

(q) Tangible Net Worth. The Seller will not permit its Tangible Net Worth, at any time, to be less than $6,000,000.

(r) Sanctions Laws and Anti-Terrorism Laws; Anti-Corruption Laws.

(i) The Seller covenants and agrees that (A) it shall promptly notify the Administrator and each Issuer in writing upon the occurrence of a Reportable Compliance Event, and (B) if, at any time, any Pool Asset becomes Embargoed Property, then, in addition to all other rights and remedies available to the Administrator and the Issuer, upon request by the Administrator or the Issuer, the Seller shall provide substitute Pool Assets acceptable to the Administrator and the Issuer that is not Embargoed Property.

(ii) The Seller shall conduct its business in compliance with all Anti-Corruption Laws and maintain policies and procedures reasonably designed to promote compliance with Anti-Corruption Laws.

(iii)  ~~(r) Anti-Money Laundering/International Trade Law Compliance. No Covered Entity~~The Seller hereby covenants and agrees it will not: (a) become a Sanctioned Person~~. No Covered Entity, either in its own right~~; (b) directly, or indirectly through ~~any third party, will (a) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (c) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (d) use the proceeds of any purchase~~a third party, engage in any transactions or other dealings with or for the benefit of any Sanctioned Person or Sanctioned Jurisdiction, including any use of the proceeds of the facilities to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned ~~Country~~Person or Sanctioned ~~Person in violation of any Anti-Terrorism Law. The funds used to repay Seller’s obligations under this Agreement and each of the other Transaction Documents will not be~~Jurisdiction; (c) repay the facilities with Embargoed Property or funds derived from any unlawful activity; or (d) cause any Affected Person to violate any Sanctions Law or Anti-Terrorism Law. ~~Each Covered Entity shall comply with all Anti-Terrorism Laws. Seller shall promptly notify the Administrator in writing upon the occurrence of a Reportable Compliance Event.~~

(iv) The Seller hereby covenants and agrees that it will not, and will not permit any of its Subsidiaries to directly or indirectly, use the purchases or any proceeds thereof for any purpose which would breach any Anti-Corruption Laws.

(vi) promptly after the filing or receiving thereof, copies of all reports and notices that UGI or any of its Affiliate files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor with respect to any Benefit Plan that is subject to Title IV of ERISA or that UGI or any of its Affiliates receives with respect to any Benefit Plan that is subject to Title IV of ERISA from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which UGI or any of its Affiliate is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition that could, in the aggregate, reasonably result in the imposition of material liability on UGI and/or any such Affiliate;

(vii) at least thirty days before any change in UGI’s or the Originator’s name or any other change requiring the amendment of UCC financing statements, a notice setting forth such changes and the effective date thereof;

(viii) promptly after UGI obtains knowledge thereof, notice of any: (A) litigation, investigation or proceeding that may exist at any time between UGI or any of its Subsidiaries and any Governmental Authority that, if not cured or if adversely determined, as the case may be, would have a Material Adverse Effect; (B) litigation or proceeding adversely affecting UGI or any of its Subsidiaries in which the amount involved is $1,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought; or (C) litigation or proceeding relating to any Transaction Document;

(ix) promptly after becoming aware thereof, notice of a material adverse change in the business, operations, property or financial or other condition of UGI or any of its Subsidiaries; and

(x) such other information respecting the Receivables or the condition or operations, financial or otherwise, of UGI or any of its Affiliates as the Administrator may from time to time reasonably request.

(k) Net Worth. At any time of determination, the net worth (as adjusted to eliminate the impact of any charges related to SFAS 133) of the Servicer shall not be less than the lesser of (a) $93,000,000 or (b) $93,000,000 less an amount equal to the sum of all dividends paid by the Servicer from June 30, 2004 through such time; provided, however, that at no time shall the net worth (as adjusted above) of the Servicer (as reduced by all such dividends paid during the period referred to above) be less than $40,000,000.

(l) Sanction Laws and Anti-Terrorism Laws; Anti-Corruption Laws.

(i) The Servicer covenants and agrees that it shall promptly notify the Administrator and each Issuer in writing upon the occurrence of a Reportable Compliance Event.

(ii) The Servicer shall conduct its business in compliance with all Anti-Corruption Laws and maintain policies and procedures reasonably designed to promote compliance with Anti-Corruption Laws.

(iii) ~~(l) Anti-Money Laundering/International Trade Law Compliance. No Covered Entity will~~The Servicer hereby covenants and agrees it will not: (a) become a Sanctioned Person~~. No Covered Entity, either in its own right~~; (b) directly, or indirectly through ~~any third party, will (a) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (c) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (d) use the proceeds of any purchase~~a third party, engage in any transactions or other dealings with or for the benefit of any Sanctioned Person or Sanctioned Jurisdiction, including any use of the proceeds of the facilities to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned ~~Country~~Person or Sanctioned ~~Person in violation of any Anti-Terrorism Law. The funds used to repay Servicer’s obligations under this Agreement and each of the other Transaction Documents will not be~~Jurisdiction; (c) repay the facilities with Embargoed Property or funds derived from any unlawful activity~~. Each Covered Entity shall comply with all~~; or (d) cause any Affected Person to violate any Sanctions Law or Anti-Terrorism Law.

(iv) The Servicer hereby covenants and agrees that it will not, and will not permit any of its Subsidiaries to directly or indirectly, use the purchases or any proceeds thereof for any purpose which would breach any Anti-Corruption Laws~~. Servicer shall promptly notify the Administrator in writing upon the occurrence of a Reportable Compliance Event.~~

3. Separate Existence. Each of the Seller and UGI hereby acknowledges that the Issuer and the Administrator are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Seller’s identity as a legal entity separate from UGI and its Affiliates. Therefore, from and after the date hereof, each of the Seller and UGI shall take all steps specifically required by the Agreement or reasonably required by the Administrator to continue the Seller’s identity as a separate legal entity and to make it apparent to third Persons that the Seller is an entity with assets and liabilities distinct from those of UGI and any other Person, and is not a division of UGI, its Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each of the Seller and UGI shall take such actions as shall be required in order that:

(a) The Seller will be a limited purpose corporation whose primary activities are restricted in its certificate of incorporation to: (i) purchasing or otherwise acquiring from the Originator (or its Affiliates), owning, holding, granting security interests or selling interests in Pool Assets (or other receivables originated by the Originator or its Affiliates, and certain related assets), (ii) entering into agreements for the selling and servicing of the Receivables Pool (or other receivables pools originated by the Originator or its